Exhibit 99.1

bebe stores, inc.
Announces Third Quarter Fiscal Year 2014 Financial Results
Third quarter comparable store sales decreased 5.7%
Third quarter net sales were $93.5 million
Third quarter net loss per share of $(0.31) including $(0.04) per share of impairment charges
BRISBANE, CALIF. – May 8, 2014 – bebe stores, inc. (NASDAQ:BEBE) today announced unaudited financial results for the fiscal third quarter ended April 5, 2014.
For the third quarter of fiscal 2014:
Net sales were $93.5 million, a decrease of 17.2% from $112.9 million for the third quarter a year ago. Comparable store sales for the quarter ended April 5, 2014 decreased 5.7%. The sales decrease was due partially to one fewer retail week in January in the current fiscal year coupled with the closure of 19 unproductive stores since the prior year third fiscal quarter. The Company’s sales results were also negatively impacted by extreme weather throughout the fiscal third quarter this year with up to 136 weather-related temporary store closures. In addition, the Company believes that the timing of Easter in late April had a greater than expected negative impact on sales in the quarter, specifically in the outlet locations. Comparable store sales and traffic in outlet stores were down in the mid-teens for the quarter.
Gross margin decreased to 27.1% compared to 29.7% in the third quarter of fiscal 2013. The decrease in gross margin was primarily due to deleveraging of sales. While we have experienced an increased level of promotions in response to the challenging retail environment, merchandising margin was 50 basis points higher than the third fiscal quarter of the prior year.
SG&A expenses were $49.7 million, or 53.1% of net sales, compared to $52.2 million, or 46.2% of net sales, for the same period in the prior year. The SG&A expenses in the third quarter of fiscal 2014 reflect $2.9 million of store impairment charges. The SG&A expenses in the prior year third quarter included $4.8 million costs related to hiring of a new CEO, store impairment charges, rebranding agency costs, as well as other transition related recruiting and severance costs.
Net loss for the third quarter of fiscal 2014 was $24.3 million, or $0.31 per share, on 79.3 million shares outstanding compared to a net loss of $49.3 million, or $0.62 per share, on 80.1 million shares outstanding for the same period of the prior year. Note that the fiscal 2014 net loss reflects the continuing impact of maintaining a valuation allowance against deferred tax assets, which was recorded in the third quarter of the prior year in the amount of $31.4 million or $0.39 per share. Our effective tax rate approximates 0% in the current fiscal quarter.
During the quarter ended April 5, 2014, the Company closed six bebe stores.
Steve Birkhold, Chief Executive Officer, commented, “As previously disclosed in our preannouncement, our third quarter performance did not meet our expectations largely due to winter storms and a challenging overall retail environment. That said, we were highly encouraged with the improved sales and margin performance in both our e-commerce and catalog businesses. Overall, the favorable response to our spring merchandise offering and marketing programs gives us confidence that we are winning over and retaining our bebe girl. While we expect the overall retail environment to remain challenging in the near term, we believe that we are taking the right steps to position our company for long term sustainable growth.”
For the year-to-date period ended April 5, 2014:
Net sales for the year-to-date period ended April 5, 2014 were $337.6 million, a decrease of 7.6% from $365.5 million for the year-to-date period ended April 6, 2013. Comparable store sales for the year-to-date period ended April 5, 2014 decreased 3.3%.
Net loss for the year-to-date period ended April 5, 2014 was $38.9 million compared to a net loss of $56.7 million in the prior year. Loss per share for the year-to-date period ended April 5, 2014 was $0.49 per share on 79.2 million shares outstanding, compared to a net loss of $0.68 per share on 82.8 million shares outstanding in the prior year. Note that the fiscal 2014 net loss also reflects the continuing impact of maintaining a valuation allowance against deferred tax assets, which was recorded in the third quarter of fiscal 2013, and thus our effective tax rate approximates 0%.
Balance sheet summary:
Cash and investments at April 5, 2014 were $139 million.
As of April 5, 2014, average finished goods inventory per square foot decreased approximately 1.7% compared to the prior year.
Capital expenditures for the fiscal year-to-date period were $11.8 million.

Fourth quarter fiscal 2014 guidance:
For the fourth quarter of fiscal 2014, the Company expects comparable store sales to be flat. Gross margin is expected to exhibit sequential improvement. We expect net loss per share for the fourth quarter to be in the mid-teens range prior to any non-recurring expenses. The expected loss per share range also reflects the continuing impact of maintaining a valuation allowance against deferred tax assets or a close to 0% effective tax rate.
Finished goods inventory per square foot as of the end of fiscal fourth quarter 2014 is anticipated to increase in the low to mid-single digit range.
Total capital expenditures for the year are anticipated to be approximately $25 million for new stores, remodels, store expansions, information technology systems and office improvements.
For the remainder of fiscal year 2014, the Company plans to open up one bebe outlet store, and close one 2b bebe store, which will result in approximately 8% decrease in the total store square footage from the end of fiscal year 2013.
Webcast and Conference call information:
A live audio webcast of bebe stores, inc. third quarter fiscal 2014 earnings release call will be available May 8, 2014 at https://event.webcasts.com/starthere.jsp?ei=1033916. The call begins today at 1:30 P.M. (PT) / 4:30 P.M. (ET). The webcast will be hosted by Steve Birkhold, Chief Executive Officer, and Liyuan Woo, Chief Financial Officer.
The financial results and live webcast will be accessible through the Investor Relations section of the Company’s website at www.bebe.com.
To access the call through a conference line, dial 1-866-893-0531. A replay of the call will be available for approximately one week by calling 1-855-859-2056 and entering in conference ID number 90548721. A link to the audio replay will be available on our web site at www.bebe.com following the conference call.
Forward-Looking Statements
Certain statements in this release are “forward-looking statements” made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected The statements in this news release, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results. Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the Company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

About bebe stores, Inc.:
bebe stores, inc. is a global specialty retailer, which designs, develops and produces a distinctive line of contemporary women’s apparel and accessories under the bebe, BEBE SPORT, bbsp and 2b bebe brand names. bebe currently operates 226 stores, of which 176 are bebe stores, including the on-line store bebe.com, and 50 are 2b and outlet stores, including the on-line store 2bstores.com. These stores are located in the United States, U.S. Virgin Islands, Puerto Rico and Canada. bebe also distributes and sells bebe branded product through its licensees in approximately 26 countries.
Contact:
bebe Stores, Inc.
Liyuan Woo, Chief Financial Officer
415-715-3900

bebe stores, inc.
SELECTED BALANCE SHEET DATA
(UNAUDITED)
(Dollars in thousands)

	April 5, 2014	April 6, 2013
Assets
Cash and equivalents	$115,940	$81,839
Available for sale securities	11,504	41,084
Inventories, net	31,919	36,006
Total current assets	178,414	185,986
Available for sale securities	11,506	58,621
Property and equipment, net	96,146	112,112
Total assets	292,101	362,071
Liabilities and Shareholders’ Equity
Total current liabilities	$41,752	$42,832
Total liabilities	72,773	81,211
Total shareholders’ equity	219,328	280,860
Total liabilities and shareholders’ equity	292,101	362,071

bebe stores, inc.
STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in thousands except per share data and store statistics)

	For the Quarter Ended (number of weeks)				For the Year-to-Date Period Ended (number of weeks)
	April 5, 2014 (13)%		April 6, 2013 (14)%		April 5, 2014 (39)%		April 6, 2013 (40)%
Net sales	$93,470	100.0%	$112,905	100.0%	$337,571	100.0%	$365,531	100.0%
Cost of sales, including production and occupancy	68,178	72.9	79,327	70.3	228,004	67.5	243,750	66.7
Gross margin	25,292	27.1	33,578	29.7	109,567	32.5	121,781	33.3
Selling, general and administrative expenses	49,679	53.1	52,191	46.2	149,021	44.1	151,779	41.5
Operating loss	(24,387)	(26.0)	(18,613)	(16.5)	(39,454)	(11.6)	(29,998)	(8.2)
Interest and other income, net	19	—	251	0.2	263	0.1	703	0.2
Loss before income taxes	(24,368)	(26.0)	(18,362)	(16.3)	(39,191)	(11.5)	(29,295)	(8.0)
Income tax (benefit)/provision	(92)	(0.1)	30,907	27.4	(295)	(0.1)	27,375	7.5
Net loss	$(24,276)	(25.9)%	$(49,269)	(43.7)%	$(38,896)	(11.4)%	$(56,670)	(15.5)%
Basic loss per share amounts:
Loss	$(0.31)		$(0.62)		$(0.49)		$(0.68)
Diluted loss per share amounts:
Loss	$(0.31)		$(0.62)		$(0.49)		$(0.68)

Basic weighted average shares outstanding	79,303		80,108		79,159		82,778
Diluted weighted average shares outstanding	79,303		80,108		79,159		82,778

Number of stores open at beginning of period	232		250		242		252
Number of stores opened during period	—		3		1		9
Number of stores closed during period	6		8		17		16
Number of stores open at end of period	226		245		226		245

Number of stores expanded/relocated during period	1,000		2		1,000		5

Total square footage at end of period (000’s)	901		983		901		983